                                                                 Exhibit 4(q)


                                        THE FRANKLIN LIFE INSURANCE COMPANY

                                                  Franklin Square
                                            SPRINGFIELD, ILLINOIS 62713

                                                  A Stock Company

Contract Number          1234567

Date of Issue            DECEMBER 1, 1981

Name of Annuitant        BENJAMIN FRANKLIN   65          Age

Total Purchase Price     $10,000.00          $5,000.00   For Fixed Dollar
                                                         Annuity Payment
                                             $5,000.00   For Separate Account
                                                         Annuity Units
Amount of Fixed Dollar
Annuity Payment          $40.77

Number of Separate
Account Annuity Units    40.771

Frequency of Income
Payments                 MONTHLY

Date of First Income
Payment                  JANUARY 1, 1982

Guaranteed Period        120 Months

Beneficiary              DEBORAH FRANKLIN, WIFE

     The Franklin Life Insurance Company agrees to pay the Annuitant income payments with the frequency shown above, the first payment to be made on the date shown above if the Annuitant is then living, and to continue such payments so long as the Annuitant shall live. The dollar amount of each payment shall be determined as provided in provision 2.

     Upon receipt at its Home Office of due proof of the death of the Annuitant occurring before the end of the Guaranteed Period, the Company further agrees to continue the income payments to the Beneficiary as they become due until the end of the Guaranteed Period.

     The provisions on this and the following pages are part of the contract.


                     NOTICE OF 10 DAY RIGHT TO EXAMINE CONTRACT

     At any time within 10 days after its receipt by the Insured, this contract may be returned by delivering it or mailing it to the Company or to the agent through whom it was purchased. Immediately upon such delivery or mailing, the contract will be deemed void from the beginning, and any premium paid on it will be refunded.

     Signed for the Company at Springfield, Illinois.


          Secretary                               President


                    A BRIEF DESCRIPTION OF THIS CONTRACT

This is a Single Payment Life Annuity with a Guaranteed Period. Income is payable for the lifetime of the Annuitant. Death Benefits are provided in the early contract years. The contract is nonparticipating.

               ALL INCOME PAYMENTS AND VALUES PROVIDED BY THIS
               CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A
               SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT
               GUARANTEED AS TO FIXED DOLLAR AMOUNT.

FORM 1178

              ALPHABETIC GUIDE TO YOUR CONTRACT


                                                             Page
Age                                                             1
Age and Sex Misstatement                                        3
Amount of Fixed Dollar Annuity Payment                          1
Application                                                 Last Page
Assignment                                                      2
Beneficiary                                                     1
Brief Description of Contract                                   1
Change of Beneficiary                                           3
Change of Ownership                                             2
Consideration - Entire Contract                                 2
Contract Number                                                 1
Date of First Income Payment                                    1
Date of Issue                                                   1
Determination of Amount of Income Payment                       2
Determination of Beneficiary                                    3
Evidence that Annuitant is Living                               3
Frequency of Income Payments                                    1
General Definitions                                             2

                                                             Page

Guaranteed Period _________ Months                              1
Incontestability                                                3
Modification of Contract                                        2
Name of Annuitant                                               1
Nonparticipating                                                3
Number of Separate Account Annuity Units                        1
Owner                                                           2
Ownership of Assets and Determination of
Values                                                          3
Right to Examine Contract                                       1
Separate Account Annuity Unit Values                            2
Separate Account Net Investment Rate and Net
Investment Factor                                               2
Statements in Application                                       2
Termination of Contract                                         3
Total Purchase Price                                            1
Voting Rights                                                   3



FORM 8436

1.  GENERAL DEFINITIONS--As used in this contract, the terms:

   (a) "Variable Annuity" means an annuity with payments varying in amount in accordance with the net investment experience of the Separate Account;
   (b) "Fixed Dollar Annuity" means an annuity with payments which remain fixed as to dollar amount throughout the payment period;
   (c) "Income Payment" means the sum of the variable annuity payment and the fixed dollar annuity payment;
   (d) "General Account" means all assets of the Company other than those in the Separate Account or other separate accounts of the Company. Reserves for any fixed dollar benefits shall be maintained in the General Account;
   (e) "Separate Account" means those assets of the Company in a segregated investment account entitled "Franklin Life Variable Annuity Fund C established by the Company pursuant to Illinois law;
   (f) "Valuation Date" means the date as of which the Separate Account Net Investment Rate is determined. This value is determined on each day that the New York Stock Exchange is open, as of the close of trading on that day;
   (g) "Valuation Period" means the period, commencing on a Valuation Date and ending on the next Valuation Date;
   (h) "Separate Account Annuity Unit" means a unit used to determine the amount of each variable annuity payment; (See provision 4 dealing with Separate Account Annuity Unit values.)
   (i) "Written request" means a written request satisfactory to the Company, filed at its Home Office in Springfield, Illinois.

2. DETERMINATION OF THE AMOUNT OF INCOME PAYMENT--
   (a) VARIABLE ANNUITY--The dollar amount of the Variable Annuity Payment is not predetermined and may change from one payment to the next. The actual amount of any such payment is determined by multiplying the number of Separate Account Annuity Units shown on page 1 by the Separate Annuity Unit value, determined as described in provision 4, for the date on which the payment is due.
          The Company guarantees that the dollar amount of each payment shall not be affected by variations in mortality experience from mortality assumptions on which the first payment is based.

   (b) FIXED DOLLAR ANNUITY--Fixed Dollar Annuity payments remain fixed as to dollar amount throughout the payment period The dollar amount is as stated on page 1.

3. SEPARATE ACCOUNT NET INVESTMENT RATE AND NET INVESTMENT FACTOR--The Separate Account net investment rate for any Valuation Period is equal to the gross investment rate expressed in decimal form to 8 places less of a deduction of not more than .00006164 for each day of such Valuation Period. The deduction may be reduced by the Company. Such gross investment rate is equal to (i) the investment income for the valuation period plus capital gains and minus capital losses for the period, whether realized or unrealized on the assets of the Separate Account Iess a deduction for any applicable taxes arising from such income and realized and unrealized capital gains attributable to the assets of the Separate Account, divided by (ii) the value of assets in the Separate Account at the beginning of Valuation Period. The gross investment rate may be positive or negative. The net investment factor for the Separate Account is 1.00000000 plus the Separate Account net investment rate for the period.

4. SEPARATE ACCOUNT ANNUITY UNIT VALUE--The value of a Separate Account Annuity Unit on July 1, 1981 was established at $1, and for each day thereafter is determined by multiplying the value of the Separate Account Annuity Unit on the preceding day by the Annuity Change Factor for the Valuation Period ending on the 10th preceding day or by 1.0 if no Valuation Period ended on the 10th preceding day. The Annuity Change Factor is equal to the amount determined by dividing the net investment factor for such Valuation Period by an amount equal to one (1) plus the interest rate for the number of calendar days in such Valuation Period at the effective annual rate of 3-1/2%.

5. CONSIDERATION--ENTIRE CONTRACT--This contract has been issued in consideration of the application and of the payment of the Purchase Price.

   This contract and the application, a copy of which is attached to and made a part of this contract, constitute the entire contract and shall be construed according to the laws of the jurisdiction where it is made.

6. STATEMENTS IN APPLICATION--All statements made in the application shall, in the absence of fraud, be deemed representations and not warranties. No statement shall be used in defense to a claim under this contract unless it is contained in the application and unless a copy of the application is attached to this contract when issued.

7. MODIFICATION OF CONTRACT--Any change in this contract will be valid only when it is approved in writing by the President or Secretary of the Company, and the approval is endorsed on the contract or otherwise recorded as the Company may require. No agent or person other than the above has the authority to change, modify or waive any provision of this contract.

8. OWNER--The Owner of this contract will be the Annuitant unless otherwise designated in the application for this contract, or otherwise provided by endorsement at date of issue or unless subsequently changed as provided below. The relationship of the Owner is the relationship to the Annuitant, unless otherwise stated.

   During the Annuitant's lifetime, all rights under this contract belong exclusively to the Owner unless the Owner provides otherwise by written request. Such rights include all the right to assign or surrender this contract and to exercise, receive and every enjoy other right, option, and privilege conferred by this contract or allowed by the Company.

9. CHANGE OF OWNERSHIP--The owner may designate a new Owner and may designate or change a Contingent Owner at any time during the Annuitant's lifetime by filing a written request at the Home Office of the Company. Such designation or change will take effect only when endorsed upon this contract or otherwise recorded as the Company may require, but upon endorsement or recording the change will relate back to, and take effect as of, the date said written request was signed whether or not the Annuitant be living at the time of such endorsement or recording, subject to the rights of any Assignee of record with the Company and subject to any payment made or action taken by the Company before the written request for designation or change was received at the Home Office.

   At the death of the Owner during the Annuitant's lifetime, the Contingent Owner, if any, will become the Owner, but if no Contingent Owner is then living, ownership will pass to the estate of the Owner.


FORM 1178                                                               PAGE 2

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10.  ASSIGNMENT--No assignment of this contract wiII be binding on the Company unless the assignment is in writing and filed at the Home Office. The Company is not responsible for the validity of any assignment.

11. INCONTESTABILITY--This contract will be incontestable after it has been in force during the lifetime of the Annuitant for 2 years from its date of issue.

12. AGE AND SEX--If the age or sex of the Annuitant has been misstated, the amounts payable and any benefits accruing hereunder shall be such as the Purchase Price would have purchased at the correct age and sex of the Annuitant. Any underpayments already made by the Company shall be made up immediately and any overpayments made by the Company shall be charged against the benefits falling due after adjustment, with compound interest at 5.7% a year in advance.

13. EVIDENCE THAT ANNUITANT IS LIVING--The Company shall as a condition of each payment to the Annuitant have the right to require satisfactory evidence that the Annuitant is living on the due date of such income payment.

14. TERMINATION OF CONTRACT--If the death of the Annuitant shall occur before the end of the Guaranteed Period, this contract shall continue in force only until the remaining payments guaranteed shall have been paid to the Beneficiary, at which time it shall cease and become void. If the death of the Annuitant shall occur after the end of the Guaranteed Period, this contract shall immediately cease and become void, the annuity herein provided shall terminate with the last regular payment preceding said death, and there shall be no payment due for time elapsed since the due date of the last regular payment.

15. DETERMINATION OF BENEFICIARY--The Beneficiary to receive any death benefit will be designated on page 1 of this contract, unless otherwise provided by endorsement at date of issue or unless subsequently changed as provided below. The relationship of the Beneficiary is the relationship to the Annuitant, unless otherwise stated.

     When any benefit becomes due by reason of the Annuitant's death, the benefit will be paid equally to the Beneficiaries then living in the following order (unless otherwise provided);

     (1)  the primary Beneficiaries;
     (2) the first contingent Beneficiaries, if any, provided none of the primary Beneficiaries is living;
     (3) the second contingent Beneficiaries, if any, provided none of the primary and first contingent Beneficiaries is living.

     If no Beneficiary is living at death of the Annuitant, the death benefit will be paid to the Owner or the executors or administrators of the Owner.

     Claims of Creditors: Any amount due any Beneficiary under this contract will be exempt from the claims of creditors of such Beneficiary to the extent permitted by law and may not be assigned or withdrawn before becoming payable unless otherwise agreed to by the Company.

16. CHANGE OF BENEFICIARY--Any Beneficiary may be changed by the Owner at any time during the Annuitant's lifetime by filing a written request at the Home Office of the Company. Such change will take effect only when endorsed upon this contract or otherwise recorded as the Company may require, but upon endorsement or recording the change will relate back to, and take effect as of, the date said written request was signed whether or not the Annuitant be living at the time of such endorsement or recording, subject to the rights of any Assignee of record with the Company and subject to any payment made or action taken by the Company before the written request for change was received at the Home Office.

17. NONPARTICIPATING--This contract is nonparticipating and will not share in the surplus earnings of the Company.

18. VOTING RIGHTS--The Owner shall have the right to vote only at the meetings of the Separate Account Contract Owners. Ownership of this contract shall not entitle any person to vote at any meeting of shareholders of the Company. Votes attributable to the contract shall be cast in conformity with the provisions of the Rules and Regulations of the Separate Account.

19. OWNERSHIP OF ASSETS AND DETERMINATION OF VALUES--The Company shall have exclusive and absolute ownership and control of its assets, including all assets in the Separate Account. Determination by the Company of the value of a Separate Account Annuity Unit by the method described in this contract will be conclusive upon the Owner, the Annuitant, and any Beneficiary.




FORM 1178                                                                 PAGE 3

                        THE FRANKLIN LIFE INSURANCE COMPANY

                       A BRIEF DESCRIPTION OF THIS CONTRACT


This is a Single Payment Life Annuity with a Guaranteed Period. Income is payable for the Iifetime of the Annuitant. Death benefits are provided in the early contract years. The contract is nonparticipating.



          ALL INCOME PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR
          AMOUNT.






FORM 1178